EXHIBIT 5

May 21, 2009

Board of Directors

NYSE Euronext

11 Wall Street

New York, New York 10005

Ladies and Gentlemen:

The undersigned, Group Executive Vice President and General Counsel of NYSE Euronext, a Delaware corporation (the “Company”), is delivering this opinion in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which certain shares of the Company’s common stock, par value $0.01 per share (the “Shares”), are to be purchased and/or issued under the terms of the NYSE Euronext Omnibus Incentive Plan (the “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary for the purpose of rendering the opinion expressed herein.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when issued and sold by the Company pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/ JOHN K. HALVEY

John K. Halvey
Group Executive Vice President and General Counsel NYSE Euronext